Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact:	Jeffrey P. Oldenkamp
October 30, 2019		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2020 RESULTS

Minneapolis, MN, October 30, 2019 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and six months ended September 29, 2019, its second quarter of fiscal 2020. Highlights include:

•	Record second quarter diluted earnings per share (EPS) of $0.87, an increase of $0.18, or 26%, over the second quarter of fiscal 2019.

•	Record second quarter operating income of $13.2 million, an increase of 22% over the second quarter of the prior year.

•	Record first half EPS of $1.79, an increase of $0.25, or 16%, over the first half of the prior fiscal year.

•	Operating cash flow of $27.1 million, an improvement of $2.3 million over the prior fiscal year.

•	Total debt of $75 million, reflecting repayments of $10 million since the end of fiscal 2019, ending the second quarter with a leverage ratio of 1.2x.

“For the sixth consecutive quarter, we are reporting improved year over year operating income, increasing 22% over the second quarter of fiscal 2019 and with the quarter's earnings per share increasing 26%,” said Patrick Hawkins, Chief Executive Officer and President. “We achieved this through organic growth in our Industrial and Water Treatment segments and cost reductions in our Health and Nutrition segment. In our Industrial and Water Treatment segments, we benefited from favorable cost positions as well as increased sales of our specialty products which is a result of product and customer diversification over the last several years.”

Mr. Hawkins continued, “Our Health and Nutrition segment sales decreased $7.1 million in the second quarter of fiscal 2020 due to delay in customer product approvals, the ramp-up of sales with new partners and the prior year timing of customers' product launches. Looking forward to the second half of fiscal 2020, we expect sales to be down year over year, but not as much as in the first half of this fiscal year. We continue to focus on improving our cost position while growing our customer base and product offerings for the future. In addition, a product supply shortage that we previously discussed is improving, and we anticipate better sales in the latter half of fiscal 2020 related to that product.”

For the second quarter of fiscal 2020, sales decreased 4% to $140.0 million from prior year sales of $145.3 million. Industrial segment sales were $68.1 million, a decrease of $1.3 million, or 2%, from the same period of the prior year. Sales dollars decreased from the prior year due to a decrease of volumes sold of our bulk commodity products as well as lower pricing due to lower costs of one of our major commodities, offset somewhat by an increase in volumes sold of our manufactured, blended and re-packaged products that typically carry higher per-unit selling prices. In spite of a generally wetter summer throughout the Midwest, Water Treatment segment sales in the second quarter increased $3.2 million, or 7%, to $45.9 million over the same period of the prior year. The increase in sales dollars was driven by increased volumes sold of certain specialty products that carry higher per-unit selling prices, offset somewhat by lower pricing due to lower costs of one of our major commodities. Health and Nutrition segment sales were $26.1 million, a decrease of $7.1 million, or 21%, from the same period of the prior year. The decrease in sales was driven by decreased sales of our specialty distributed products.

Company-wide gross profit for the second quarter of fiscal 2020 was $28.0 million, or 20% of sales, an increase of $2.2 million from $25.8 million, or 18% of sales, for the same period of the prior year. During the three months ended September 29, 2019, the LIFO reserve decreased, and gross profit increased, by $0.3 million. In the same period of the prior year, the LIFO reserve increased, and gross profit decreased, by $0.1 million. Industrial segment gross profit was $10.7 million, or 16% of sales, for the quarter, compared to $8.3 million, or 12% of sales, for the same period of the prior year. Industrial segment gross profit increased from a year ago due to a favorable product mix shift to sales of higher margin manufactured, blended and re-packaged products. Water Treatment segment gross profit was $12.8 million, or 28% of sales, for the three months ended September 29, 2019, an increase of $1.1 million compared to $11.7 million, or 27% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment increased as a result of higher sales compared to a year ago, offset somewhat by higher operating costs. Health and Nutrition segment gross profit decreased $1.1 million to $4.6 million, or 18% of sales, for the second quarter of fiscal 2020 compared to $5.7 million, or 17% of sales, for the same period of the prior year. Gross profit in our Health and Nutrition segment decreased as a result of lower sales, while gross profit as a percent of sales was up slightly year over year.

Company-wide SG&A expenses decreased $0.1 million to $14.8 million, or 11% of sales, for the second quarter of fiscal 2020, compared to $14.9 million, or 10% of sales, for the same period of the prior year.

Our effective income tax rate was 26.2% for the three months ended September 29, 2019. Our effective tax rate for the three months ended September 30, 2018 was 26.6%. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended September 29, 2019 was $19.2 million, an increase of $2.3 million, or 14%, from EBITDA of $16.9 million for the same period in the prior year. The increase was due primarily to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 42 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, changes in demand and customer requirements or processes for our products, interruptions in production including those resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

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Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

EBITDA	Three Months Ended		Six months ended
(In thousands)	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net Income (GAAP)	$9,250	$7,409	$19,057	$16,532
Interest expense, net	666	811	1,429	1,745
Income tax expense	3,287	2,689	6,795	6,108
Amortization of intangibles	1,269	1,405	2,537	2,810
Depreciation expense	4,117	4,093	8,202	8,195
Non-cash compensation expense	636	514	1,145	984
EBITDA	$19,225	$16,921	$39,165	$36,374

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2020 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Sales	$140,043	$145,324	$287,379	$295,124
Cost of sales	(112,049)	(119,552)	(230,588)	(240,895)
Gross profit	27,994	25,772	56,791	54,229
Selling, general and administrative expenses	(14,817)	(14,941)	(29,653)	(29,920)
Operating income	13,177	10,831	27,138	24,309
Interest expense, net	(666)	(811)	(1,429)	(1,745)
Other income	26	78	143	76
Income before income taxes	12,537	10,098	25,852	22,640
Income tax expense	(3,287)	(2,689)	(6,795)	(6,108)
Net income	$9,250	$7,409	$19,057	$16,532

Weighted average number of shares outstanding - basic	10,575,538	10,675,833	10,589,922	10,662,210
Weighted average number of shares outstanding - diluted	10,633,117	10,719,059	10,663,864	10,714,381

Basic earnings per share	$0.87	$0.69	$1.80	$1.55
Diluted earnings per share	$0.87	$0.69	$1.79	$1.54

Cash dividends declared per common share	$0.23	$0.225	$0.46	$0.225